Exhibit 99.1

Surmodics Acquires Thrombectomy Technology Assets from Embolitech,

Strengthening Peripheral Vascular Whole-Product Solutions Portfolio

Surmodics’ design, development, hydrophilic coating technology and manufacturing capabilities will advance innovative platform technology

EDEN PRAIRIE, Minn. – May 14, 2018 – Surmodics, Inc. (NASDAQ: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, announced today it has reached an agreement with Embolitech to acquire an innovative thrombectomy platform technology and related intellectual property with broad potential peripheral vascular applications. Under the agreement, Surmodics will pay $5 million up front, and additional amounts related to various regulatory milestones. The addition of this technology to the Surmodics peripheral vascular pipeline strengthens the company’s focus on developing highly differentiated whole-product solutions for its medical device customers.

“We are excited to add to our portfolio a technology that offers significant advances over the current treatment of complex, peripheral artery disease,” said Gary Maharaj, President and Chief Executive Officer of Surmodics. “The Embolitech technology offers next-generation innovation that may eliminate the need for the use of thrombolytics, reducing the likelihood of ICU time and bleeding complications that significantly affect patient recovery and outcomes. In addition, the technology is anticipated to reduce procedure time and the need for multiple procedures, and it does not require any additional, external capital equipment.”

The Embolitech technology platform is designed to remove difficult, organized (hard) blood clots. Surmodics will leverage its design, development and manufacturing capabilities to advance the technology platform for a variety of peripheral and vascular applications.

“We are pleased to sign an agreement with Surmodics for this promising thrombus management platform that complements their current portfolio and aligns well with their focus on advancing therapies for peripheral artery disease,” said Gary Ansel, MD, Founder and Chief Medical Officer of Embolitech.

“Surmodics’ proven expertise and leadership in key capabilities necessary for the future development of this technology, including advances in catheter delivery and surface technologies, makes it the ideal partner for Embolitech,” said Ron Ginor, Chief Executive Officer of Embolitech.

Surmodics anticipates recording a $0.49 per share charge to earnings in the third quarter of fiscal 2018 related to in-process research and development expense and deal costs associated with this agreement.

About Peripheral Artery Disease

Worldwide, over 200 million people have peripheral artery disease (PAD),1 a serious and underdiagnosed circulatory condition caused by build-up of arterial plaque, most commonly in the legs. Twelve to 20 percent of Americans over 60 years old have PAD.2 PAD increases risk of coronary artery disease, heart attack and stroke, and can impair the ability to walk. If left untreated, PAD can lead to gangrene and limb amputation.3

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic (IVD) immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company’s expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations regarding the potential benefits of the Company’s acquisition of the thrombectomy technology assets from Embolitech, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including (1) our ability to successfully develop, obtain regulatory approval for, and commercialize our proprietary products, including the Embolitech thrombectomy device; (2) developments in the regulatory environment, as well as market and economic conditions, that may adversely affect our business and financial results; and (3) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

[1]	Fowkes FGR, et al. Lancet 2013, 382(9901):1329-1340.
[2]	Centers for Disease Control and Prevention. Peripheral Arterial Disease (PAD) Fact Sheet. n.d. Web.
[3]	National Institutes of Health. What is Peripheral Artery Disease? n.d. Web.

CONTACT:
Surmodics,	Inc.
Andy	LaFrence, 952-500-7000
ir@surmodics.com